Exhibit 99.1

[RCN LOGO]

FOR IMMEDIATE RELEASE


Contact: Kevin Kuryla, RCN Investor and Public Relations, (609) 720-5863
         Ricardo Venegas, RCN Treasurer, (609) 734-3862
         James Munchel, Susquehanna Communications,
                        President and COO, (717) 852-2548

    RCN ANNOUNCES COMMENCEMENT OF CASH TENDER OFFER FOR UP TO $290 MILLION
        OF ITS OUTSTANDING SENIOR NOTES AND AGREEMENT TO SELL CARMEL,
                                NY CABLE SYSTEM

PRINCETON, NJ - JULY 10, 2003-- RCN Corporation (Nasdaq: RCNC) announced today that it intends to commence tomorrow a cash tender offer to purchase up to approximately $290,000,000 aggregate principal amount of its outstanding Senior Notes with cash not to exceed $92,500,000. Additionally, the company has reached a definitive agreement to sell its cable system located in and around Carmel, New York for $120 million in cash to Susquehanna Communications. This cable system, which has approximately 29,800 video subscribers, is among the few that RCN operated outside major metropolitan markets.

TENDER OFFER

RCN is commencing a "Modified Dutch Auction" to purchase for cash its Senior Notes at a price designated by the holders of the Senior Notes that will not be less than $320 nor more than $370 per $1000 face amount, plus accrued and unpaid interest. The offer applies to all series of RCN's Senior Notes, without distinguishing between issues. In anticipation of the closing of the Carmel sale, the Company will spend up to a maximum of $92.5 million of cash to purchase Senior Notes (exclusive of accrued interest). The company intends to use cash proceeds from the $41.5 million commitment from Evergreen Investments to RCN's Second Lien Senior Facility. The maximum aggregate principal amount of Senior Notes that RCN may purchase is based upon the minimum of the price range. A lower actual principal amount may be purchased. RCN reserves the right to close the offer upon satisfaction or waiver of the conditions thereto and to extend or amend the offer in accordance with the terms thereof.

Under the "Modified Dutch Auction" procedure, at the expiration of the offer, RCN will accept tendered Notes in the offer in the order of the lowest to the highest tender prices specified by tendering holders, within the specified range, until RCN has accepted for purchase Senior Notes for a maximum cash consideration of $92,500,000 (plus accrued interest). RCN will pay the highest purchase price accepted for all of the tendered Notes, subject to the conditions of the offer, including the proration terms for the offer. To the extent Senior Notes are tendered to result in a purchase price that exceeds the maximum cash consideration that RCN will pay, Senior Notes tendered will be subject to proration on the basis described in the offer. Accordingly, the actual principal amount retired through the offer will depend upon the purchase price designated by holders, as well as the amount tendered. The terms and conditions of the offer will be set forth in RCN's Offer to Purchase, dated July 11, 2003. The offer will have no condition that a minimum principal amount be tendered.

The offer will expire at 11:59PM, New York City time, on August 7, 2003, unless extended. Notes tendered pursuant to an offer may be withdrawn at any time prior to the applicable expiration date.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities, with respect to any Notes. The offer may only be made pursuant to the terms of the Offer to Purchase and related Letter of Transmittal.

The Company has retained dealer managers to be named in the Offer to Purchase. D.F. King & Co., Inc. is the information agent and HSBC Bank USA is the depositary in connection with the tender offer. Copies of the Offer to Purchase, Letter of Transmittal and related documents may be obtained from the information agent at (800) 488-8075. Additional information concerning the terms of the tender offers may be obtained by contacting the dealer managers named in the Offer to Purchase.

SALE OF CARMEL, NY CABLE SYSTEM

RCN reached an agreement to sell the Carmel, NY system for $120 million in cash. Approximately $66 million of the proceeds from the sale will be used as a partial pay-down of RCN's senior secured bank facility.

"The sale of the Carmel system allows us to further reduce our debt and invest in our core business in major metropolitan markets, including completion of the Manhattan upgrade," said RCN Chairman and CEO David C. McCourt. "The $4,027 per video subscriber valuation achieved in this transaction is the first time the market has placed a definitive value on bundled voice, video and high-speed data customers and reflects the premium value for these customers."

RCN operates in seven of the most densely populated markets in the country, where approximately one-third of its customers subscribe to RCN's bundled service offerings. This allows RCN to attain revenue and service per customer averages over 50 % higher than cable and telephone industry norms. Although Carmel's averages are substantially higher than industry norms, RCN expects its overall averages to improve further following the Carmel sale.

Susquehanna Communications is a leading broadband services provider offering a variety of interactive, digital communications products. "Carmel presented a unique opportunity to acquire a system with great video, high speed data and growing voice penetration," said Peter Brubaker, Susquehanna Communication's Vice Chairman and CEO. "The system has excellent demographics, and its customers have embraced bundled services. We are very excited about the opportunity to enter the residential voice business."

RCN has agreed to provide transition services to Susquehanna to assist in migration of the video and high speed data customer base, as well as to support the system's voice services for an extended period following closing of the sale. This will allow Susquehanna to deploy its telephony assets. The transaction is subject to certain conditions, including receipt of certain consents and appropriate state, federal and local regulatory approvals. The purchase price is subject to adjustments based on the number of video subscribers and certain working capital items at closing. The transaction is not subject to any financing conditions, and is structured as an asset purchase, with the buyer assuming certain contractual liabilities related to the business. The sale is not expected to close prior to the first quarter of 2004.

ABOUT RCN

RCN Corporation (Nasdaq: RCNC) is the nation's first and largest facilities-based competitive provider of bundled phone, cable and high speed Internet services delivered over its own fiber-optic local network to consumers in the most densely populated markets in the U.S. RCN has more than one million customer connections and provides service in the Boston, New York, Philadelphia, Lehigh Valley, Chicago, San Francisco, Los Angeles and Washington D.C. metropolitan markets.

ABOUT SUSQUEHANNA COMMUNICATIONS

Susquehanna Communications is a top 20 cable MSO serving over 200,000 customers. The company is a subsidiary of Susquehanna Media Co., a diversified Radio broadcaster and Cable operator.

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